One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(504) 582-4195	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Completes $5.76 Billion of Equity Financings,
Including Exercise of Overallotment Options

NEW ORLEANS, LA and PHOENIX, AZ, March 28, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced that it has completed $5.76 billion in equity financings, through the sale of 47.15 million shares of common stock at $61.25 per share and 28.75 million shares of 6¾% mandatory convertible preferred stock with a liquidation preference of $100 per share. The amounts sold include 6.15 million common shares and 3.75 million preferred shares issued pursuant to the underwriters’ exercise of the overallotment options.

These offerings generated net proceeds, after underwriting discount and expenses, totaling $5.6 billion, which will be used to repay indebtedness incurred in connection with the acquisition of Phelps Dodge Corporation.

Richard C. Adkerson, Chief Executive Officer of FCX, said, “These transactions are a major positive step in achieving our objective of reducing debt following the completion of the Phelps Dodge transaction. The positive outlook for our business, combined with strong operating performance, will enable us to reduce debt further while investing in our attractive portfolio of capital projects. We look forward to aggressively pursuing opportunities to create shareholder values.”

The 6¾% mandatory convertible preferred stock will automatically convert on May 1, 2010, into between approximately 39 million and 47 million shares of FCX common stock. The conversion rate will be subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time at a conversion rate equal to 1.3605 shares of common stock for each share of 6¾% mandatory convertible preferred stock. The 6¾% mandatory convertible preferred stock trades on the New York Stock Exchange under the ticker symbol FCXprM. The first dividend date will be August 1, 2007.

After giving effect to these offerings, FCX will have approximately 382 million shares of common stock outstanding and approximately 452 million shares of common stock outstanding on a fully diluted basis. Total debt now approximates $12 billion, $9 billion net of cash.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan. The offerings will be made under FCX’s existing shelf registration statement filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080 or JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a potentially dynamic portfolio of operating, expansion and growth projects in the copper industry. The Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the potentially world-class Tenke Fungurume project in the Democratic Republic of Congo. Additional information about FCX is available on our website at www.fcx.com.

------------------------------------------------------------------------
Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include mine sequencing, production rates, industry risks, commodity prices, political risks, results of exploration and development efforts, weather-related risks, currency translation risks and other factors described in FCX's registration statement on Form S-4/A filed with the Securities and Exchange Commission on February 12, 2007.

# # #